Exhibit 3.1(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

HERITAGE-CRYSTAL CLEAN, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of HERITAGE-CRYSTAL CLEAN, INC. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, as previously amended on May 13, 2010, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

WHEREAS, it is deemed advisable and in the best interests of the Corporation and its stockholders to amend the Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock by four million (4,000,000) shares;

NOW, BE IT THEREFORE RESOLVED, that, subject to stockholder approval, the Board of Directors of the Corporation hereby authorizes the amendment to the Certificate of Incorporation of the Corporation so as to increase the number of authorized shares of Common Stock of said Corporation, and for that purpose changes the first sentence to Article FOURTH in its entirety to read as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Two Million, Five Hundred Thousand (22,500,000) shares of capital stock, consisting of (i) Twenty-Two Million (22,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”), and (ii) Five Hundred Thousand (500,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 25th day of October, 2011.

By: /s/ Gregory Ray
Title: Gregory Ray, Chief Financial Officer, Vice President, Business
Management and Secretary